EXHIBIT 3(m)

          Fourth Amendment to Agreement of Limited Partnership of
                     CRI/AIM Investment Limited Partnership



                                 FOURTH AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                     CRI/AIM INVESTMENT LIMITED PARTNERSHIP



     This FOURTH AMENDMENT (the "Fourth Amendment") is entered into effective as of 11:59 p.m. on June 30, 1995 by and between, CRIIMI MAE Inc., a Maryland corporation ("CRIIMI") and CRIIMI MAE Management, Inc., a Maryland corporation ("CRIIMI Management".)

                                    RECITALS

1. CRI Acquisition, Inc. ("CRI Acquisition")was the General Partner of CRI/AIM Investment Limited Partnership (the "Partnership"). CRIIMI is the Limited Partner in the Partnership.

2. The Agreement of Limited Partnership for the Partnership was entered into as of March 1, 1991. A First Amendment to Agreement of Limited Partnership of the Partnership was entered into as of June 1, 1993. A Second Amendment to Agreement of Limited Partnership of the Partnership was entered into as of August 31, 1993. A Third Amendment to Agreement of Limited Partnership was entered into as of 11:58 p.m. on June 30, 1995. (The Agreement of Limited Partnership, First Amendment thereto, Second Amendment thereto and Third Amendment thereto are hereinafter referred to collectively as the "Partnership Agreement").

3.   CRI Acquisition has merged into CRIIMI Management.

     NOW, THEREFORE, in consideration of the recitals and the mutual covenants and agreements hereinafter set forth, the parties have agreed to modify the terms of the Partnership Agreement as follows:

1. CRI Acquisition has merged into CRIIMI Management and CRIIMI Management is the Substitute General Partner and agrees to assume all obligations of the General Partner under the Partnership Agreement and to be bound by the terms thereof. In connection therewith, the first half of the table in Paragraph 6(a) of the Partnership Agreement is amended as follows:


NAME AND ADDRESS         PERCENTAGE     CAPITAL
                         INTEREST       COMMITMENT

General Partner
CRIIMI MAE Management,        50%       $1,100,000.00
     Inc.
The CRI Building
11200 Rockville Pike
Rockville, MD  20852

2. Section 25, ADDITIONAL UNDERTAKINGS OF CRI is hereby deleted in its entirety.

3. The blank in Section 5 of the Partnership Agreement is hereby completed by inserting "February 28, 2031" therein.

4. Except as specifically set forth in this Fourth Amendment, all terms of the Partnership Agreement shall remain in full force and effect as written.

     IN WITNESS WHEREOF, CRI and CRIIMI have executed this Fourth Amendment as of the day and year first above written.

                              SUBSTITUTE GENERAL PARTNER:

                                   CRIIMI MAE Management, Inc.

                                   By: /s/ H. Willliam Willoughby
                                       --------------------------
                                   Its: President

                              LIMITED PARTNER:

                                   CRIIMI MAE Inc.

                                   By: /s/ H. William Willoughby
                                       -------------------------
                                   Its: President